EXHIBIT 15.2

To the Partners of Icahn Enterprises L.P.
We are aware of the inclusion in Icahn Enterprises L.P.'s Form 10-Q for the quarter ended June 30, 2012 and the incorporation by reference in the Registration Statement (Form S-3 No. 333-158705) of Icahn Enterprises L.P. of our report dated July 26, 2012 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation that are included in Federal-Mogul Corporation's Form 10-Q for the quarter ended June 30, 2012.
/s/Ernst & Young LLP
Detroit, Michigan
August 7, 2012